Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - JULY 2001
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (407,607.257 units) at June 30, 2001             $750,265,349
Additions of 8,786.815 units on July 31, 2001                      16,358,901
Redemptions of (1,832.459) units on July 31, 2001                  (3,411,579)
Offering Costs                                                       (406,458)
Net Income (Loss) - July 2001                                       9,002,048
                                                                 ------------

Net Asset Value (414,561.613 units) at July 31, 2001             $771,808,261
                                                                 ============

Net Asset Value per Unit at July 31, 2001                        $   1,861.75
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ (2,454,996)
    Change in unrealized                                           15,105,283

  Gains (losses) on forward and swap contracts:
    Realized                                                       (3,265,205)
    Change in unrealized                                            2,133,214
  Interest income                                                   2,305,701
                                                                 ------------

                                                                   13,823,997
                                                                 ------------

Expenses:
  Brokerage fee                                                     4,739,513
  Performance fee                                                           0
  Operating expenses                                                   82,436
                                                                 ------------

                                                                    4,821,949
                                                                 ------------

Net Income (Loss) - July 2001                                    $  9,002,048
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2001                        $   1,861.75

Net Asset Value per Unit on June 30, 2001                        $   1,840.66

Unit Value Monthly Gain (Loss) %                                        1.15%

Fund 2001 calendar YTD Gain (Loss) %                                  (3.07)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Is The Tide Turning?

Most of the major US stock and bond markets were negative in July while Campbell posted a positive month to start the third quarter. This is significant because it demonstrates how our non-correlation to stocks and bonds can benefit diversified investors. The DJIA was the only domestic market to show any gain for the month and that was less than 0.2%. The NASDAQ was off 6.21% and the S&P 500 down 1.08%.

The ability to short global equity markets made stock our best performing sector for the month. Energy turned positive for July, despite the continued efforts of OPEC to encourage a crude oil price of around $25 bbl., which tends to stifle the development of major trends in oil. Short term interest rates were also positive, however this was mostly offset by losses in the Japanese bond markets which have come under pressure from fiscal instability and uncertainty in Japan. Foreign exchange was down slightly on global concerns about the future of the US "strong dollar" policy.

Ongoing negative economic data in manufacturing, construction and corporate operating income (experiencing a 17% decline, the worst in 10 years) weighed on the global equity markets. The widely anticipated 4th quarter economic revival remains in question. Bucking the trend was consumer spending that perhaps can be attributed to tax rebates and windfalls from continued home refinancing as home prices have remained strong while interest rates continue to decline.

Perhaps......

Sincerely,



Bruce Cleland
President/CEO